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                                                                    Exhibit 10.5


May 4, 2001

Mr. Carl W. Apfelbach
1091 Windhaven Court
Lake Forest, IL 60045

Dear Carl:

Our team at ChromaVision Medical Systems, Inc. (the "Company") is pleased to offer you the position of PRESIDENT AND CHIEF OPERATING OFFICER. This position reports directly to the Chief Executive Officer and is subject to the direction and control of the Board of Directors.

The compensation package we are offering includes the following:

- An annual base salary of $250,000, payable every two weeks. Your base salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for other executives of the Company and may be adjusted in the sole discretion of the Company, provided, however, that your base salary may not be reduced below $250,000 per year.

- Eligibility for an annual performance-based bonus (target incentives as determined by the Compensation and Nominating Committee of the Board of Directors) of fifty percent (50%) of base salary. This provides a potential total cash compensation (salary and bonus) of $375,000 per year.

- Recommendation to the Compensation and Nominating Committee of the Board of Directors that you be granted a stock option to purchase 275,000 shares of the Company's common stock under our 1996 Equity Compensation Plan. You acknowledge that the option will not be eligible for treatment as an "incentive" stock option under the Internal Revenue Code to the extent that the aggregate fair market value of shares (determined on the date of grant) for which the option first becomes exercisable during any calendar year exceeds $100,000. The number of option shares affected by this provision cannot be determined until the date your employment begins because it depends on the fair market value of the stock on the date of grant. The exercise price of the options will be equal to the market value at the close of business on the day you begin your employment with the Company. The options will become exercisable in increments of 25% of the number of shares per year commencing on the first anniversary date of the day you begin your employment with the Company. The term of the option will be ten years subject to early termination in the event that your employment terminates for any reason, including death or disability.

- A relocation package consisting of a transfer allowance of $5,000 for incidental purposes paid within ten days after your acceptance of this offer, relocation expenses and reimbursements pursuant to the Company's Domestic Relocations Expense Reimbursement Procedure, and executive-level home selling and purchase assistance through a relocation service provided by the Company.

- A benefits package which includes health, dental, and vision insurance, executive life insurance, executive disability insurance, and a 401K plan. You will become eligible to participate in the 401K plan beginning with the first full calendar quarter after you begin your employment with the Company. During each year of your employment with the Company, the Company will reimburse you, to the extent it is not covered by health insurance, for the cost and expense of a full annual physical examination by a doctor of your choosing.

- Four weeks and two days of paid vacation per year during each year of your employment with the Company.

-   A car lease allowance of up to $600.00 per month.

- Reimbursement of normal travel, entertainment and other business expenses in accordance with policies established by the Company from time to time for the reimbursement of such expenses.
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-    If you remain employed by the Company for six months from the date you begin your employment with the Company, you will be entitled to severance benefits described in the attachment to this letter, which attachment is made a part of this letter (the "Attachment"). If, prior to six months from the date you begin your employment with the Company, the Company terminates your employment without "cause," as that term is defined in the Attachment, then the Company agrees to pay you an amount equal to your annual base salary, payable on the dates it would have been paid if your employment had continued, until such time as you first obtain other full time employment or the expiration of 12 months after the termination of your employment, whichever first occurs. You will be obligated to make reasonable efforts to obtain other full time employment commensurate with your background and experience as soon as reasonably practicable. During the period of such salary continuation, the amount of such salary continuation will be reduced by any remuneration received by you because of your part time employment or self-employment (including consulting and other services rendered as an independent contractor). You agree to promptly report in writing and provide reasonable documentation of all such remuneration to the Company.

We would like for you to join our organization beginning on or before June 1, 2001.

As a condition of employment you will be required to sign a Non-Disclosure and Invention Assignment Agreement, an Insider Trading Policy Agreement, and a Summary detailing black-out periods during which officers are restricted in trading our stock, copies of which are being sent to you. The Company and you recognize and agree that you have worked in the medical/biotech business (the "Business") for a substantial portion of your professional life and that you cannot and are not required to erase from your mind all of the general skills, knowledge, acquaintances and over-all experience that you have acquired during your many years in the Business. Accordingly, the Company acknowledges and agrees that nothing in this letter, in the Attachment, in any other agreement concerning you, or in any policy of the Company is designed or intended to prevent, nor shall they prevent, you from ever (i) using or applying such general skills, knowledge, and experience, (ii) dealing with contacts you made in the Business prior to the your employment by the Company, (iii) using procedures or forms that you used prior to your employment with Company, and/or
(iv) using or applying information or knowledge that is publicly available.

This offer is contingent upon satisfactory completion of a pre-placement drug and alcohol screen that will be paid for by the Company, as well as a successful reference check.

During the course of your employment, you are free to leave the Company at any time for any reason, and the Company reserves the right to terminate your employment at any time for any reason with or without cause. This is called "employment at will," and no one other than the Board of Directors or the Chief Executive Officer of the Company has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy. Furthermore, any such agreement must be in writing and must be signed by you as the employee and an Officer of the Company.

As an officer of the Company, you will be entitled to the same indemnification as other executive officers of the Company under the Company's By-Laws and the Delaware General Corporation Law (as the Bylaws and such Law may change from time to time) and the same coverage as other executive officers under the such liability insurance policies as the Company may maintain from time to time.

If this letter is signed and transmitted by facsimile machine, the signature of any party on such letter transmitted by facsimile shall be considered, and have the same force and effect, as an original document. This letter may be executed in any one or more counterparts, each of which shall constitute an original, no other counterpart needing to be produced, and all of which, when taken together, shall constitute but one and the same instrument. Whenever possible, each provision of this letter and the Attachment shall be construed and interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this letter or the Attachment or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition without invalidating the remainder of such provision or any other provision of this letter or the Attachment or the application of such provision to other parties or circumstances. If you die before any sums that are to be paid to you under this letter or the Attachment have been paid, such sums will be paid to your spouse or your estate.
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If the offer described in this letter is acceptable, please sign a copy of this letter and return it via facsimile to Leslie Waters, Human Resources Manager, no later than May 15, 2001. Confidential fax number is (949) 443-3372. Also please mail to me the original executed copy of the letter.

If you have any questions, or require additional information, please do not hesitate to call me.

Carl, we look forward to working with you, and having you as part of our team!

Sincerely,



Douglas S. Harrington, MD
Chairman of the Board, Chief Executive Officer

cc:  L. Waters, K. O'Boyle, Egon Zehnder

         The foregoing correctly sets forth the terms of employment that we have agreed upon.

Date:  May ____, 2001                       __________________________________
                                                     Carl W. Apfelbach
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                                   ATTACHMENT

                               Severance Benefits

         If you continue to be employed by the Company for six months or more from the date you begin your employment with the Company, you will be entitled to the following severance benefits with respect to termination of your employment after (but not before) the expiration of the six-month period:

         1. In the event your employment is terminated by the Company without cause (as defined below) or you terminate your employment for good reason (as defined below), the Company will do each of the following, but only if you do not compete with the Company for the one-year period after termination of your employment:

                  (a) continue to pay your annual base salary for a period of one year from the date of termination of your employment at the rate in effect immediately prior to such termination but only if you do not to compete with the Company during the one-year period, with payment to be made to you on the dates such salary would have been paid if your employment had not been terminated;

                   (b) continue the vesting of your stock options for the one-year after termination of your employment; and

                   (c) continue, on the same basis as other senior executives whose employment continues, your health insurance for you and your family for one year after the termination of your employment (including any period as may be required by law), except that such health insurance will be discontinued if you become re-employed and are eligible for comparable or better health insurance benefits from your new employer and, if the Company's plan will not permit such continuation of your insurance, the Company will provide comparable insurance to the extent all insureds are insurable and such insurance can be obtained at reasonable cost, and

                   (d) the Company will provide you with customary executive utplacement services commensurate for your position and the size of the Company,

it being understood and agreed that you shall have no duty to mitigate the Company's foregoing obligations by seeking any employment during such one-year period, and no employment compensation or consulting income received by you shall reduce or offset the Company's severance obligations to you.

         In addition, whether or not you compete with the Company, the Company will pay you a pro-rated portion of your bonus for the year of termination (but only if at the date of termination of your employment, the performance criteria for earning the bonus were being met to date in the reasonable, good faith judgment of the Compensation and Nominating Committee of the Board of Directors), with payment to be made to you promptly after such termination of employment.

         You shall be deemed to compete with the Company if you engage in any business activity competitive with the business of the Company, directly or indirectly, as a principal, partner, member of a limited liability company, director, officer, employee, consultant or other independent contractor or owner of stock or other equity or options or other rights to acquire equity (excluding up to 1% of any class of shares that regularly trades on the New York or American Stock Exchanges or on the Nasdaq National Market).

         2. You will be considered to have terminated your employment "for good reason" only if two requirements are met. The first requirement will be met if you terminate your employment within 12 months after a "Change in Control" (as defined below), or the Company materially reduces your responsibilities, authority, compensation or employee benefits or changes the location of the Company's principal executive office to a location that is more than 50 miles from its current location, or the Company fails to grant you as of the date you begin your employment with the Company, within six months after you begin your employment with the Company, the stock options provided for in the letter. The second requirement that must be met is that you give the Company written notice that you believe you have the
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right to terminate your employment for good reason and the Company fails to eliminate the good reason within 15 days after receipt of the notice.

         3. Your employment will be deemed to have been terminated for cause if termination results from (a) your conviction of a felony resulting in material harm to the Company, (b) your violation of a significant Company policy previously communicated to you, (c) your failure to perform your duties or responsibilities as an officer or employee of the Company to any material extent (other than any such failure resulting from any leave of absence specifically approved by the Chief Executive Officer or the Compensation and Nominating Committee of the Board of Directors, or your disability) if such failure persists or is repeated after you receive written notice thereof and a reasonable opportunity to take corrective action or (d) your poor job performance which persists or is repeated after you receive written notice thereof and a reasonable opportunity to take corrective action.

         4. Although termination of your employment as a result of your death or disability would not constitute termination for cause, the severance benefits referred to above will not be provided in the event of termination of your employment because of your death or because of your inability to perform the duties and responsibilities of your position with the Company without reasonable accommodation as a result of any physical or mental condition (a "disability") which persists for 90 consecutive calendar days or for 120 calendar days during any 180-calendar day period. Any disability insurance benefits paid to you under Company-provided insurance programs as a result of a disability shall reduce dollar-for-dollar the amount of salary payable by the Company for the same period and prior to any termination of your employment as a result of a disability in accordance with the preceding sentence.

         5. "Change in Control" means (a) the issuance, sale or transfer (including a transfer as a result of death, disability, operation of law, or otherwise) in a single transaction or a group of related transaction, any entity, person, or group (other than Safeguard Scientifics, Inc. and/or its affiliates) of the beneficial ownership of newly issued, outstanding or in treasury shares of the capital stock of the Company having 50% or more of the combined voting power of the Company's then outstanding securities entitled to vote for at least a majority of the authorized number of directors of the Company or (b) any merger, consolidation, sale of all or substantially all the assets or other comparable transaction as a result of which all or substantially all of the assets and business the Company are acquired directly or indirectly by another entity (except Safeguard Scientifics, Inc. and/or any of its affiliates). An "affiliate" of an entity is an entity controlling, controlled by or under common control with the entity specified, directly or indirectly through one or more intermediaries. "Group" shall have the same meaning as in section 13(d) of the Securities Exchange Act of 1934.